Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (File Nos. 333-127519, 333-116971, 333-67444, 333-67448, 333-72603, 333-35355, 333-10505 and 333-10507) and on Form S-3 (File Nos. 333-59390, 333-44218, 333-00667, 33-89226 and 33-69080) of Quidel Corporation of our reports dated March 2, 2006, with respect to the consolidated financial statements and schedule of Quidel Corporation, Quidel Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Quidel Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

ERNST & YOUNG LLP
San Diego, California
March 6, 2006